As filed with the Securities and Exchange Commission on February 24, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOELIS & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	46-4500216
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 Park Avenue, 5th Floor New

York, New York 10022

(Address of Principal Executive Offices)\

MOELIS & COMPANY 2014 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Osamu R. Watanabe Esq.

General Counsel and Secretary

Moelis & Company

399 Park Avenue, 5th Floor

New York, New York 10022 (212) 883-3800

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 4,167,618 shares of Class A common stock, par value $ 0.01 per share (the “Class A Common Stock”), of Moelis & Company (the “Company”) reserved for issuance under the Moelis & Company 2014 Omnibus Incentive Plan (the “Plan”). These shares of Class A Common Stock are additional securities of the same class as other securities for which a registration statement (File No. 333-197955) on Form S-8 was filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2014, a registration statement (File No. 333-202355) on Form S-8 was filed with the SEC on February 27, 2015, a registration statement (File No. 333-210179) on S-8 was filed with the SEC on March 13, 2016, a registration statement (File No. 333-216339) on S-8 was filed with the SEC on February 28, 2017, a registration statement (File No. 333-223323) on S-8 was filed with the SEC on February 28, 2018, a registration statement (File No. 333-229928) on S-8 was filed with the SEC on February 27, 2019, a registration statement (File No. 333-236967) on S-8 was filed with the SEC on March 6, 2020, and a registration statement (File No.333-253473) on S-8 was filed with the SEC on February 24, 2021. These additional shares of Class A Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provision of the Plan, which provides that the total number of shares reserved for issuance under the Plan will be increased on the first day of each fiscal year pursuant to a specified formula.

Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(a) The description of the Class A common stock contained in the registration statement on Form 8-A, dated April 11, 2014, filed to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(b) The Company’s Annual Report on Form 10-K, filed on February 23, 2022;

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Class A Common Stock offered hereby has been passed upon for the Company by Osamu Watanabe, General Counsel and Secretary of the Company. As of February 21, 2022, Mr. Watanabe beneficially owned (i) 131 shares of Class A Common Stock, (ii) 52,409.45 restricted stock units (representing the right to receive Class A Common Stock upon settlement), and (iii) 28, 543 Class A partnership units of Moelis & Company Group LP, a subsidiary of the Company.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

INDEX OF EXHIBITS

Exhibit No.	Description

5.1	Opinion of Osamu Watanabe, General Counsel & Secretary

23.1	Consent of Deloitte & Touche LLP, independent registered public accountants

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this day of February 24, 2022.

MOELIS & COMPANY

By:	/s/ Kenneth Moelis
Name: Kenneth Moelis
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kenneth Moelis, Elizabeth Crain, Joseph Simon and Osamu Watanabe, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Kenneth Moelis	Chairman and Chief Executive Officer (Principal Executive Officer)	February 24, 2022
Kenneth Moelis

/s/ Joseph Simon	Chief Financial Officer (Principal Financial Officer)	February 24, 2022
Joseph Simon

/s/ Chris Callesano	Principal Accounting Officer	February 24, 2022
Chris Callesano

/s/ Eric Cantor	Director	February 24, 2022
Eric Cantor

/s/ John A. Allison	Director	February 24, 2022
John A. Allison

/s/ Yolonda Richardson	Director	February 24, 2022
Yolonda Richardson

/s/ Kenneth L. Shropshire	Director	February 24, 2022
Kenneth L. Shropshire